Exhibit 10.21

February 24, 2011

Mr. Andrew Day

c/o Primus Canada

Dear Andrew:

The following are the compensation changes effective March 1, 2011 concerning your position as Country Manager and CEO, Primus Telecommunications Canada Incorporated (the “Company”).

1.	Annual base salary of CAD $300,000 paid in accordance with your current payroll schedule (“Annual Base Salary”).

2.	You will receive a one-time, lump sum bonus in the amount of CAD $10,000, to be paid approximately by March 31, 2011.

3.	Your target bonus will be sixty percent (60%) of your Annual Base Salary based on performance criteria approved by the Company’s Board of Director’s Compensation Committee. You must be an active employee at the time the Company generally pays bonuses to its employees to be eligible excluding absences due to a disability. Notwithstanding the foregoing, you will not be eligible for the target bonus if you voluntarily resign and/or give notice of resignation prior to the bonus payout date. You will not be entitled to the targeted bonus after termination and/or notice of termination of employment, whether voluntary or involuntary (with cause), on notice or without notice, lawful or wrongful.

4.	You will have the opportunity for future incentive equity grants for similarly situated employees, pending approval of the Company’s equity plan by the Company’s Board of Directors.

5.	You will remain eligible for five weeks annual vacation. Annual vacation accrues on a prorated basis.

6.	If your employment is terminated without cause by the Company on or before April 1, 2012, you will be entitled to twelve (12) months of separation pay based on your Annual Base Salary, a payment equaling 100% of your performance level bonus payout for the 2011 performance year, and twelve (12) months continued current medical benefits at the time of your termination. All separation pay described in this paragraph shall be made in a lump-sum payment and subject to appropriate tax withholding. Your entitlement to such payment will be subject to you signing a Separation and General Release. Payment will be made within 30 days of your signing the Separation and General Release.

7.	If your employment is terminated without cause by the Company after April 1, 2012, you will be entitled to twelve (12) months of separation pay based on your Annual Base Salary, a prorated bonus for actual months worked in the calendar year in which you were separated, based upon your results against budget according to the Compensation Committee bonus calculation methodology of 75% Canada results and 25% Company consolidated global results as may be amended from time to time, and twelve (12) months continued current medical benefits at the time of your termination. Your prorated bonus payment will be determined once the bonus payment process has been concluded on or about March in the year following the performance year. In the event you separate from the Company after completing a full calendar year, these terms and conditions will not prevent you from being considered for your potential previous year’s bonus payment according to the terms set forth in this paragraph. The separation pay based on your Annual Base Salary shall be made in a lump-sum payment. All separation pay described in this paragraph will be subject to appropriate tax withholding. Your entitlement to such separation payments described herein will be subject to you signing a Separation and General Release.

8.	You will no longer be eligible for a car allowance.

9.	This letter constitutes the entire understanding of the parties relating to the subject matter herein, and cannot be changed or modified unless such change or modification is made in writing and signed by each party. This letter and changes supercede all previous oral, written or other communications including, but not limited to, the Employment Agreement between Andrew Day and the Company dated April 1, 2004 (“Employment Agreement”) and any and all statutory separation notice requirements, concerning the subject matter. Upon your execution of this letter, you release the Company, its parent, subsidiaries, affiliates, Directors, Officers, employees, shareholders, successors and assigns from any and all claims, actions, damages, liabilities, costs and expenses concerning the terms herein that supercede those set forth in your Employment Agreement and all statutory separation notice requirements.

Please sign this letter and return it to me no later than February 25, 2011.

Sincerely,

/s/ Jamie L. Barkovic
Jamie L. Barkovic	/s/ Andrew Day	2/24/2011
Corporate Director, Human Resources	Agreed and Accepted: Andrew Day	Date

cc:	Peter Aquino, Chairman, President and CEO

Maureen Merkler, Vice President, Human Resources